Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:
Jerry Parrott
Vice President, Corporate Communications
301/315-2777
Kate de Santis
Director, Investor Relations
301/251-6003
HUMAN GENOME SCIENCES ANNOUNCES
FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2005
     ROCKVILLE, Maryland — October 25, 2005 — Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced financial results for the quarter ended September 30, 2005.
     The Company’s net loss for the quarter, in accordance with Generally Accepted Accounting Principles (GAAP), was $54.4 million, or $0.42 per share. This compares with the net loss for the prior year period of $62.2 million, or $0.48 per share. The decrease in the Company’s net loss during the third quarter is primarily due to increased revenues and the absence of costs related to facility consolidation and the retirement of the Company’s former Chairman and Chief Executive Officer.
     The Company’s net loss for the third quarter of 2005 compares with its pro forma net loss for the third quarter of 2004 of $56.4 million, or $0.43 per share. The Company’s pro forma net loss for the third quarter of 2004 excludes a restructuring charge of $5.8 million, or $0.05 per share, which relates to certain facility consolidation charges and costs associated with the retirement of the Company’s former Chairman and Chief Executive Officer.
     The Company reported revenues of $5.9 million for the third quarter of 2005, which compares with revenues of $0.7 million for the same period of the previous year. The increase in revenues is due primarily to recognition of milestone payments from GlaxoSmithKline (GSK) related to the Company’s October 2004 licensing agreement for GSK716155 (Albugon™).

     The Company’s net loss for the nine months ended September 30, 2005, in accordance with GAAP, was $169.9 million, or $1.30 per share. This compares with the net loss of $176.2 million, or $1.36 per share, for the same period of the previous year. The decrease in the Company’s net loss during the nine months is primarily due to increased revenues, partially offset by lower net investment income, and the absence of costs related to facility consolidation and the retirement of the Company’s former Chairman and Chief Executive Officer.
     The Company’s net loss for the nine months ended September 30, 2005 compares with the pro forma net loss of $164.9 million, or $1.27 per share, for the same period of the previous year. The pro forma net loss for the nine months ended September 30, 2004 excludes a charge for restructuring of $11.3 million, or $0.09 per share, which relates to the completion of a reduction of staff during the first quarter of 2004, facility exit costs and costs associated with the retirement of the Company’s former CEO. The increase in the Company’s net loss during the nine months compared to the pro forma net loss of the same period of the previous year is primarily due to lower net investment income compared with the same period of 2004, partially offset by increased revenues.
     The Company reported revenues of $9.8 million for the nine-month period ended September 30, 2005, which compares to revenues of $3.0 million for the same period of the previous year. The increase in revenues is primarily due to recognition of the milestone payments noted above.
     At September 30, 2005, cash and short-term investments totaled $800.1 million, including $218.5 million of restricted investments. This compares to $952.7 million, including $215.2 million of restricted investments at December 31, 2004.
     As of September 30, 2005, there were approximately 131.0 million shares of Human Genome Sciences common stock outstanding.
     H. Thomas Watkins, Chief Executive Officer, said, “Since the beginning of July, Human Genome Sciences has achieved a number of important milestones. We completed and reported top-line results of a Phase 2 clinical trial of LymphoStat-B in patients with systemic lupus erythematosus (SLE), and planning is underway for LymphoStat-B’s Phase 3 development in the SLE indication. We also completed and reported the results of a Phase 2 trial of HGS-ETR1 in non-small cell lung cancer. These results support the continued development of HGS-ETR1 in combination with chemotherapeutic agents for possible use in the treatment of patients with this form of cancer. We have completed the enrollment and initial dosing of a Phase 2b trial of Albuferon in combination with ribavirin in treatment-naïve patients with chronic hepatitis C. Our collaborator, GSK, has exercised options to co-develop and co-market LymphoStat-B and HGS-ETR1 with Human Genome Sciences. We have completed construction of a large-scale manufacturing facility to increase our capability to produce protein and antibody drugs for late-stage clinical trials and initial commercialization. In the fourth quarter of 2005, we look forward to achieving additional milestones, including the results of clinical studies of HGS-ETR1 in colorectal cancer and non-Hodgkin’s lymphoma, and the interim results of a Phase 2 trial of Albuferon in combination with ribavirin in patients with chronic hepatitis C who have not responded to prior treatment.”

     Steven C. Mayer, Executive Vice President and Chief Financial Officer, said, “We are pleased to have completed an offering of $230 million in convertible securities, with the intention to use all of the net proceeds to repurchase existing debt. This provides additional financial flexibility by allowing us to extend the maturity of our convertible debt while lowering the conversion price and saving the Company approximately $5 million annually in interest expense. We are also pleased to have completed construction of Human Genome Sciences’ large-scale manufacturing facility on schedule and on budget.”
HIGHLIGHTS OF THE QUARTER
PRODUCTS
     LymphoStat-B™ (belimumab): On October 5, 2005, Human Genome Sciences announced that the results of a Phase 2 clinical trial demonstrated that LymphoStat-B was safe, well tolerated and showed signs of clinical effect in patients with SLE. LymphoStat-B reduced SLE disease activity at Week 52 at a level of statistical significance in seropositive patients, a subgroup that represented 75% of the study’s patient population, although the drug did not meet the overall primary efficacy endpoints pre-specified in the trial design. Trends to greater reduction in prednisone therapy were observed across the LymphoStat-B active-treatment study population. As anticipated based on preclinical and clinical research to date, results demonstrated that LymphoStat-B produced targeted and statistically significant reductions versus placebo in all active-treatment arms in both circulating B cells (CD 20+ and other subsets) and anti-dsDNA autoantibodies. Results further showed that LymphoStat-B was well tolerated with no clinically significant differences from placebo in adverse events, serious adverse events or laboratory abnormalities. Clinically significant infusion reactions were rare, and no differences from placebo were observed in infection rates. Planning for Phase 3 clinical development of LymphoStat-B is currently underway. On July 7, 2005, the Company announced that GSK exercised its option to co-develop and co-commercialize LymphoStat-B. Under the terms of a June 1996 agreement, GSK and Human Genome Sciences will share equally in Phase 3 and 4 development costs, and will share equally in sales and marketing expenses and profits of any product that is commercialized, under a co-development and co-promotion agreement, the remaining terms of which are being negotiated by the parties.
     ABthrax™ (raxibacumab): On October 3, 2005, Human Genome Sciences announced that it has been awarded a two-phase contract to supply ABthrax to the U.S. Government. Under this first phase, the company will supply 10 grams of ABthrax to the U.S. Department of Health and Human Services (HHS) for comparative in vitro and in vivo testing. Under the second phase of the contract, the U.S. Government has the option to place an order within one year for up to 100,000 doses of ABthrax for the Strategic National Stockpile, for use in the treatment of anthrax disease. The HHS comparative testing results, along with the Company’s own preclinical and clinical results, will form the basis of the U.S. Government’s decision process for exercising its option for additional product for the Strategic National Stockpile.

     Albuferon™: In a separate press release distributed earlier today, the Company announced that it has completed the enrollment and initial dosing of 458 patients in a Phase 2b clinical trial of Albuferon in combination with ribavirin in treatment-naïve patients.1
     HGS-ETR1 (mapatumumab): On August 18, 2005, the Company announced that GSK exercised its option to develop and commercialize HGS-ETR1 jointly with Human Genome Sciences. Under the terms of a June 1996 agreement, GSK and Human Genome Sciences will share equally in Phase 3 and 4 development costs, and will share equally in sales and marketing expenses and profits of any product that is commercialized, under a co-development and co-promotion agreement, the remaining terms of which are being negotiated by the parties. On July 7, 2005, the Company announced that the results of a Phase 2 clinical trial demonstrated that HGS-ETR1 was well tolerated and could be administered safely in patients with advanced non-small cell lung cancer (NSCLC). Stable disease was observed in a number of patients. The results support continued evaluation of HGS-ETR1 in NSCLC in combination with chemotherapeutic agents.
PARTNERSHIPS
     GSK716155: On August 1, 2005, Human Genome Sciences announced that it has received $7 million in payments from its collaborator, GSK, related to the achievement of manufacturing and preclinical development milestones for GSK716155, a drug currently in late-stage preclinical development for potential use in the treatment of diabetes. The Company recognized $2 million of the payments as revenue in the second quarter of 2005 and recognized $5 million as revenue in the third quarter of 2005.
FACILITIES AND CAPITAL PROJECTS
     Human Genome Sciences has completed construction of a large-scale manufacturing facility, located in Rockville, Maryland, on time and on budget, and anticipates that facility and equipment validation will be completed in mid-2006.
FINANCIAL TRANSACTIONS
     On August 9, 2005, the Company announced the completion of a private placement of $230 million principal amount of 2-1/4% Convertible Subordinated Notes Due 2012. These notes are convertible into Human Genome Sciences common stock at a price of approximately $17.78 per share. The Company intends to use all of the net proceeds from the offering to repurchase, from time to time, the Company’s 5% Convertible Subordinated Notes Due 2007 and 3-3/4% Convertible Subordinated Notes Due 2007. As of October 19, 2005, the Company has repurchased $177.5 million principal amount of the Notes.

ABOUT HUMAN GENOME SCIENCES
     Human Genome Sciences is a company with the mission to discover, develop, manufacture and market innovative drugs that serve patients with unmet medical needs, with a primary focus on protein and antibody drugs.
     HGS, Human Genome Sciences, ABthrax, Albuferon, Albugon and LymphoStat-B are trademarks of Human Genome Sciences, Inc.
     The pro forma financial measures used in this press release are not prepared in accordance with generally accepted accounting principles (GAAP). Non-GAAP pro forma financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company’s management refers to these non-GAAP pro forma financial measures in making operational decisions because they provide meaningful supplemental information regarding the Company’s operational performance and facilitate management’s internal comparisons to the Company’s historical operating results. In addition, the Company has historically reported similar non-GAAP pro forma financial measures to investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP pro forma financial measures used in this press release to their most directly comparable GAAP financial measure as provided with the financial results attached to this press release.
     This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances, or otherwise.
(See selected financial data on following pages.)

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
	(dollars in thousands, except share and per share amounts)
Revenue — R&D contracts	$5,882	$717	$9,841	$3,004

Costs and expenses:
Research and development	55,369	52,190	162,642	159,514
General and administrative	8,535	8,272	26,715	25,734
Charge for restructuring	—	5,799	—	11,297

Total costs and expenses	63,904	66,261	189,357	196,545

Income (loss) from operations	(58,022)	(65,544)	(179,516)	(193,541)
Net investment income	3,659	3,307	9,585	17,349
Income (loss) before taxes	(54,363)	(62,237)	(169,931)	(176,192)
Provision for income taxes	—	—	—	—

Net income (loss) (a)	$(54,363)	$(62,237)	$(169,931)	$(176,192)

Net income (loss) per share, basic and diluted (a)	$(0.42)	$(0.48)	$(1.30)	$(1.36)

Weighted average shares outstanding, basic & diluted	130,864,875	130,299,981	130,710,996	129,930,277

(a) The Company’s net income (loss) for the three- and nine-month periods ended September 30, 2004 includes a charge for restructuring. Excluding these items, pro forma net income (loss) is as follows:

Net income (loss), per above	$(54,363)	$(62,237)	$(169,931)	$(176,192)

Charge for restructuring	—	5,799	—	11,297

Pro forma net income (loss)	$(54,363)	$(56,438)	$(169,931)	$(164,895)

Pro forma net income (loss) per share, basic and diluted	$(0.42)	$(0.43)	$(1.30)	$(1.27)

Weighted average shares outstanding, basic and diluted	130,864,875	130,299,981	130,710,996	129,930,277

CONSOLIDATED BALANCE SHEET DATA:

	September 30,	December 31,
	2005	2004
	(dollars in thousands)
Cash, cash equivalents and short-term investments (b)	$800,123	$952,686
Total assets (b)	1,142,491	1,249,385
Total debt and capital lease, less current portion	597,617	505,131
Total stockholders’ equity	479,927	656,047

(b)	Includes $218,504 and $215,236 in restricted investments at September 30, 2005, and December 31, 2004, respectively.
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Footnote:
1.	(HGSI Press Release) Human Genome Sciences Completes Patient Enrollment in a Phase 2b Clinical Trial of Albuferon in Combination with Ribavirin in Treatment-Naïve Patients with Chronic Hepatitis C. October 25, 2005.